City of Buenos Aires, November 19th, 2024 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in accordance with Section 2 of Chapter I, Title XII of the Argentine National Securities Commission (Comisión Nacional de Valores) Regulations (2013 revised version) following the information communicated before and particularly with respect to the information communicated on September 16, 2024, and September 18, 2024. In this regard, our indirect controlling shareholder, InterCement Participações S.A. (“InterCement”), informed to the market in general that in the context of both, the competitive process organized by Banco BTG Pactual and the non-judicial collection proceeding (recuperação extrajudicial) filed by InterCement and other companies of the group, that InterCement and its controlling shareholder Mover Participações S.A. signed an amendment to the agreement published on September 18, 2024 providing that the exclusivity rights to Companhia Siderúrgica Nacional (CSN) regarding a possible acquisition of shares representing 100% (one hundred percent) of its share capital is extended until December 16, 2024. The amendment to the agreement reflects the automatic extension of the deadline for purposes of concluding the non-judicial collection plan (recuperação extrajudicial). Notwithstanding the foregoing, InterCement has reported that there is no signed document that generates any binding obligation or firm commitment for InterCement or its shareholder Mover Participações S.A and/or any of its subsidiaries in connection with the potential transaction. As disclosed on September 16, 2024, it is important to emphasize that Loma Negra is not part of the non-judicial collection plan (recuperação extrajudicial). Loma Negra will keep its investors and the general market informed and reaffirms its transparency commitment. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.